EXHIBITS 5 and 23(c)
OPINION OF COUNSEL
CONSENT OF COUNSEL

[Letterhead of Borden Ladner Gervais LLP]

December 12, 2002

Securities and Exchange Commission
450 Fifth Street N. W.
Judiciary Plaza
Washington, D. C. 20549
U. S. A.

Dear Sirs:

Re: Fahnestock Viner Holdings Inc.
Registration Statement on Form S-8

We have acted as Ontario counsel to Fahnestock Viner Holdings Inc., an Ontario corporation (the "Corporation"), in connection with the preparation and the contemplated filing on December 13, 2002 (the "Registration Statement") with the Securities and Exchange Commission of a Registration Statement on Form S-8 covering an aggregate of 56,000 Class A non-voting shares (the "Class A Shares") of the Corporation issued to the Trustees of the Fahnestock & Co. Inc. 401(k) Plan subject to compliance with applicable United States and Ontario securities laws and the requirements of The Toronto Stock Exchange.

We have examined such corporate records of the Corporation and other documents as we have deemed necessary and appropriate under the circumstances to furnish the following opinions:

1.The Corporation is a corporation duly continued and validly existing under the laws of the Province of Ontario.

2. The 56,000 Class A Shares have been duly issued to the Trustees of the Fahnestock & Co. Inc. 401(k) Plan and the Corporation has received the issue price therefor, the Class A Shares will be issued as fully paid and non-assessable shares.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and all amendments thereto and the reference to our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement on Form S-8 of the Corporation filed with the Securities and Exchange Commission on December 13, 2002 in connection with the registration of Class A non-voting shares reserved for issuance under the Fahnestock & Co. Inc. 401(k) Plan.

Yours very truly,

/s/ Borden Ladner Gervias LLP